UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.   )

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SURGE COMPONENTS, INC.

(Name of Registrant as Specified In Its Charter)

Bradley P. Rexroad
Michael D. Tofias

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Concerned Stockholders of Surge Components Inc. Sends Open Letter to Fellow Stockholders

—Desire to Communicate with Fellow Stockholders—

New York, NY—October 25, 2016—The Concerned Stockholders of Surge Components, Inc., long-term stockholders of Surge Components, Inc. (OTCPK: SPRS) (“Surge”) who beneficially own approximately 22% of Surge, today announced that they sent an open letter to their fellow stockholders. The Concerned Stockholders urge their fellow stockholders to contact them regarding Surge.

The full text of the letter follows:

Concerned Stockholders of Surge Components

concernedsurgestockholders@gmail.com

+1-507-86SURGE (507-867-8743)

October 25, 2016

Dear Fellow Stockholder:

YOU OWN SHARES OF SURGE COMPONENTS, INC.
AND WE WANT TO TALK TO YOU!

Surge Components, Inc. (“Surge”) is not responding to our multiple requests to provide us with a “NOBO list” containing your names and contact information. We believe that Surge is required to provide us with this information. We don’t know all fellow stockholders and want the opportunity to speak with you about Surge.

WE WANT TO TALK WITH YOU ABOUT YOUR INVESTMENT IN SURGE.

Let us remind you that over the past five years preceding August 26, 2016 (when we first went public with our concerns), Surge’s stock price declined by 17% while the S&P 500 and Russell 2000 indices have produced returns of 105% and 92%, respectively.

Additionally, over the preceding 20 years Surge’s stock price dropped by 85% while the S&P 500 returned 375% and the Russell 2000 returned 387%. Current management has been in place during that entire 20-year span.

We continue to believe that Surge should be sold, preferably to a strategic buyer.

Please contact us to discuss Surge. WE WANT TO TALK WITH YOU. We can be reached by phone at +1-507-86SURGE (507-867-8743) or by email at concernedsurgestockholders@gmail.com. We have also established a website at www.concernedsurgestockholders.com.

Very truly yours,

Concerned Stockholders of Surge Components

/s/ Mike Tofias	/s/ Brad Rexroad

Mike Tofias	Brad Rexroad

Contact:

For Concerned Stockholders of Surge Components, Inc.

Bradley Rexroad, +1-507-86SURGE (507-867-8743)

concernedsurgestockholders@gmail.com

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